Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into by and between VALASSIS DIRECT MAIL, INC., (“Seller”), a Delaware Corporation and SIRO II, L.L.C., a Michigan Limited Liability Company (“Purchaser”) as follows:

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS AND CONDITIONS SET FORTH HEREIN THE PARTIES AGREE AS FOLLOWS:

1. Property. Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, on the terms and subject to the conditions set forth in this Agreement, those parcels of real estate commonly known as 1 Targeting Centre, Windsor Connecticut, 06095, 10 Targeting Centre, Windsor Connecticut, 06095 and 235 Great Pond Drive, Windsor Connecticut, 06095, as further described on Exhibit A, and which shall include, without limitation, all improvements (including the two office buildings located at 1 Targeting Centre and 10 Targeting Centre (apprising approximately 97,256 square feet and 51,778 square feet respectively according to municipal records), the physical fitness/day care facility and light industrial / distribution building both located at 235 Great Pond Drive (apprising approximately a total of 171,072 square feet of space, these buildings shall be referenced in this Agreement as “1 Targeting Centre”, “10 Targeting Centre”, and “235 Great Pond” and collectively the “Buildings”), any and all easements, all available division rights, all zoning and land use approvals, permits and/or licenses, and all appurtenances associated with or related to said lands (each individually a “Parcel” and collectively, the “Property”). The parties agree that if the Survey as defined herein creates a legal description for any Parcel(s) that differs from the legal description for that respective Parcel on Exhibit A, Seller shall, at the Closing, quit claim any interest that Seller may have in the Survey description for said Parcel to Purchaser. Seller agrees to cooperate with Purchaser, if Purchaser so desires, in obtaining a parcel split of the 1 Targeting Centre Parcel with cross access rights to the newly proposed parcels.

The purchase and sale shall also include, those items of personal property of Seller related to the use and operation of 10 Targeting Centre as are listed in Exhibit C, and further identified and agreed upon by the parties prior to closing (collectively, “Seller’s Personal Property”). Seller agrees to transfer title to the Seller’s Personal Property to Purchaser by a warranty bill of sale (“Bill of Sale”) with regard to the Property identified by the parties as being sold to Purchaser. Purchaser may, after the Effective Date of this Agreement, obtain at Purchaser’s expense, a uniform Commercial Code search (“UCC Search”) of Seller’s name related to the Seller’s Personal Property. The UCC Search shall disclose no liens or encumbrances on Seller’s title to the Seller Personal Property, other than those for which Seller shall obtain a release on or before the Closing Date.

2. Purchase Price. The purchase price for the Property shall be Twenty-Nine Million Two-Hundred and Thirty Eight Thousand Seven-Hundred and Sixty-Six Dollars $29,238,766.00 (the “Purchase Price”). The Purchase Price, less the Deposit defined below, and adjusted by other charges and credits as set forth herein, shall be delivered at Closing in immediately available funds subject to the terms and conditions of this Agreement. The Purchase Price shall be reasonably allocated among the Parcels and Seller’s Personal Property as set forth in a mutually acceptable structure (the “Allocation Schedule”) for the Purchase prior to the Closing. In the event that the parties do not execute amendment(s) and/or new agreement(s) identifying a mutually acceptable Allocation Schedule for the Purchase Price prior to Closing, the Purchase shall be consummated pursuant to the Baseline Transactions

Structure. For the purposes of this Agreement, the Baseline Transactions Structure shall mean: a) $12,100,000.00 for the 1 Targeting Centre Parcel; b) $2,000,000.00 for the 10 Targeting Centre Parcel; (b) $15,128,766.00 for the 235 Great Pond Drive Parcel; and (c) approximately 10,000.00 dollars of the Purchase Price shall be allocated to the Personal Property. Purchaser and Seller shall sign and submit all necessary forms to report this transaction for federal and state income tax purposes in accordance with the Allocation Schedule and shall not take a position for tax purposes inconsistent therewith.

3. Building Leaseback to Seller. At closing, Seller and Purchaser shall execute a lease for each Parcel (the “Lease Agreements”) including the buildings and improvements generally located at 235 Great Pond, 10 Targeting Centre and 1 Targeting Centre (the “Leased Premises”) which shall commence on the date of closing (the “Lease[s] Commencement Date”) based on the following terms and conditions: (i) 235 Great Pond (both Industrial and Fitness/Daycare) for a one-hundred and eighty three (183) month term based on the Rent Schedule attached hereto as Exhibit B, which includes a three month period of abatement beginning on the commencement date; (ii) 1 Targeting Centre for a one-hundred and eighty three (183) month term based on the Rent Schedule attached hereto as Exhibit B which includes a three month period of abatement beginning on the commencement date; (iii) 10 Targeting Centre for a term through December 31, 2008 at $1.00 for rent during this term with Seller, as Tenant, responsible for all triple net expenses (as defined herein) during this period; (iv) all rent payments due under the Lease Agreements shall be paid in advance and on a bi-annual basis; (v) the Lease Agreements shall be on an absolute triple net basis with Seller paying for all operating and maintenance expenses (including maintenance of the private road, a.k.a. Univac Road, with the maintenance costs allocated between Seller and Purchaser on a two-third ( 2/ 3) versus one-third ( 1/3) basis respectively), taxes (including rental taxes), insurance, and capital repairs and expenditures, in a lease-form generally similar, to the extent applicable, to the Valassis/Siro lease agreement executed June 27, 1996, for the building located in Livonia, Michigan; (vi) the Leased Premises shall be delivered in their “as is, where is” condition without representation or warranty as to their condition or fitness for any particular purpose from Purchaser, (vii) the 235 Great Pond and 1 Targeting Centre Leases shall provide for a total improvement allowance of two-million dollars (2,000,000.00) allocated between the two buildings as detailed in the Leases; (viii) the parties agree that Purchaser may, in its discretion, form a jointly owned management entity to act as Landlord to Seller as to some or all of the Leased Premises; and (ix) to the extent there is signage allowed by the local municipality along Bloomfield Avenue with respect to 1 & 10 Targeting Centre, Purchaser shall be entitled to a proportionate share of such signage for the 10 Targeting Centre building based upon building square footage. The parties agree the Lease Agreements will be agreed upon during the Investigation Period.

4. Deposit. Purchaser shall deliver to the Title Company (defined below) the sum of One-Hundred Thousand Dollars ($100,000.00 (the “Deposit”) within three (3) days of the Effective Date of this Agreement. The Deposit will be deposited in an interest bearing account in accordance with a mutually acceptable escrow agreement, and all interest on the Deposit shall accrue to the party that receives the Deposit pursuant to the terms of this Agreement. If the Purchase is closed, the Deposit and any interest thereon shall be applied to the Purchase Price at Closing.

5. Investigation Period. It is the parties’ intent to expedite Purchaser’s investigation of the Property and to consummate the sale of the Property as soon as commercially practicable. Purchaser may desire to close this transaction as early as within 30 to 60 days from the Effective Date of this Agreement. The foregoing notwithstanding, Purchaser and Seller agree that Purchaser shall have an “Investigation Period” that will expire at 5:00 p.m. Eastern Standard Time on the one-hundred and twentieth (120th) day after the Effective Date of this Agreement. During the Investigation Period, Purchaser and/or its agents and representatives, shall have the right to arrange financing on terms acceptable to Purchaser and enter the Property and have the Property and improvements located thereon inspected, surveyed, evaluated, analyzed, tested, appraised and/or assessed for any matter whatsoever, including but not limited to, condition of improvements including structure, plumbing and mechanical systems and the presence of wood destroying insects; Seller’s title to the Property; the service agreements related to the Property; market value; soil conditions; location of flood plains; presence of wetlands and necessary mitigation, if any; storm water drainage systems; presence of environmental contamination; health and safety conditions; access to utilities; access to public roads; signage; zoning; compliance with laws, codes and ordinances and any other matter desired by Purchaser.

Seller has delivered or will immediately deliver to Purchaser upon full execution of this Agreement: (i) all surveys, title policies, drawings, site plans, topography plans and any other drawings or plans related to the Property or any portion thereof; (ii) copies of all engineering reports, maintenance logs, repair and improvement records, soil studies, drainage studies, environmental assessments or reports, and wetland and floodplain studies relating to the Property, any portion of the Property or any of the Buildings; (iii) copies of all service agreements currently in place with regard to the Property, any portion of the Property or any of the Buildings, if any; (iv) copies of all development, site plan and zoning approvals related to the Property or any portion thereof; (v) a list of known, budgeted, or necessary capital repairs or replacements with respect to the 10 Targeting Centre Parcel; and (vi) copies of all appraisals, operating reports and other financial reports relating to the Property or any portion thereof. The foregoing (i) through (vi) are collectively referred to as the “Property Reports”. Seller agrees to cooperate with Purchaser to have the Property Reports updated, renewed, or certified to Purchaser, at Purchaser’s cost, if so desired by Purchaser. Additionally, in the event that any of the Property Reports are available in electronic format, Seller agrees to provide or assist Purchaser in obtaining any of these reports in electronic format. In the event Seller has not yet delivered all of the Property Reports to Purchaser, it agrees to do so within five business days after the Effective Date of this Agreement.

The parties agree that Pinnacle Title Agency, LLC (George Amar) shall serve as the title insurance agent (the “Title Company”) for the transaction and that Purchaser and the Title Company shall have the right to select the underwriter for the transaction among First American Title Insurance Company, Chicago Title Insurance Company or LandAmerica Title Insurance Company. Purchaser will order a commitment for an owner’s policy of title insurance with such endorsements desired by Purchaser (the “Owner’s Title Policy”) covering each Parcel (collectively, the “Commitment”) from the Title Company. The Commitment shall include all of the instruments referenced as exceptions to the Owner’s Title Policy (“Underlying Documents”). Purchaser will also order a current survey of each Parcel in form suitable to Purchaser and Title Company (collectively, the “Survey”). Purchaser and Seller shall work together in good faith during the Investigation Period to establish the final form, requirements, exceptions, certifications and disclosures in the Owner’s Title Policy and the Survey. Prior to the expiration of the Investigation Period, the parties shall execute a Memorandum that references the approved forms of the Owner’s Title Policy (which may contain a reference to a revision to the Commitment) and Survey. At Closing, Seller shall be obligated to deliver a Survey and Owner’s Title Policy for each Parcel (in the amount of the portion of the Purchase Price allocated to the respective Parcel, including the Tenant Improvement amount allocated thereto) to Purchaser in accordance with the terms and requirements set forth in such Memorandum or as provided in documents referenced therein (ie a marked-up Commitment or Survey). In the event Seller fails or is unable to deliver such Owner’s Title Policy and/or Survey, Purchaser may declare a default under this Agreement and exercise its rights under Section 16.B. hereof or waive such matter and proceed to Closing.

Purchaser agrees to pay all costs and expenses associated with the Purchaser’s inspections conducted pursuant to this Section, including title search and title policy charges and Purchaser further agrees to repair and restore any damage to the Property and/or to any portions thereof resulting from or arising out of the Purchaser’s investigations, and to indemnify and hold Seller harmless from all claims, demands and damage resulting from Purchaser’s investigations. Prior to any entry on the Property, Purchaser shall provide Seller with evidence of at least $1 million insurance coverage, covering Purchaser’s obligations herein described. Purchaser and Seller agree to work together in good faith to determine the timing of Purchaser’s inspections at the Property.

6. Right to Terminate; Refundability of Deposit. At any time prior to Closing, Purchaser shall have the right to terminate this Agreement for any reason, as determined in Purchaser’s sole discretion, by delivery of written notice of termination to Seller and the Title Company (“Termination Notice”). In the event Purchaser terminates this Agreement pursuant to its rights under this Section, and the Termination Notice is delivered on or before the expiration of the Investigation Period, or, in the event the Termination Notice is delivered after the expiration of the Investigation Period, but pursuant to a termination right contained herein, including as a result of an uncured title objection pursuant to Section 5 above, a breach of Seller’s representations and warranties pursuant to Section 11 below, a condemnation or casualty to the Property pursuant to Section 15 below, a material change in the condition of the Property pursuant to Section 14 below, or as a result of Seller’s material breach of this Agreement, then the full amount of the Deposit shall be immediately refunded to Purchaser. In the event Purchaser terminates this Agreement pursuant to its rights under this Section, and the Termination Notice is delivered after the expiration of the Investigation Period and such termination is not pursuant to a termination right contained herein, then the full amount of the Deposit shall be immediately released to Seller.

7. Closing. The sale shall be closed (the “Closing”) upon the earlier of (i) Ten (10) business days after Purchaser notifies Seller of its desire to immediately proceed to Closing or (ii) ten (10) days from the expiration of the Investigation Period (the “Closing Date”). The parties agree that the Closing Date may be extended for a period of ten (10) days upon written request by either party that such party, despite its commercially reasonable efforts, is unable to make its closing deliveries by the Closing Date. The parties further agree and acknowledge that, to the extent appropriate, there may be a separate Closing for each Parcel. Such Closings shall take place simultaneously and the parties will work together in good faith and execute such documents as are necessary to carry out the intent of this Agreement.

8. Seller’s Closing Deliveries. At the Closing, Seller shall execute and deliver to Title Company for delivery to Purchaser, the following items for each Parcel, which shall be in a form and substance satisfactory to Purchaser:

A. A Special Warranty Deed in a form acceptable to Purchaser conveying to Purchaser title to the Parcel to which the Warranty Deed relates executed and acknowledged by Seller in recordable form.

B. An affidavit of ownership as required by the Title Company in order to induce the title company to omit the standard exceptions from its policy of owner’s title insurance;

C. A certificate in such form as may be required by the Internal Revenue Service pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended, or the regulations issued pursuant thereto, certifying as to the non-foreign status of a transferor;

D. A Certificate certifying that Seller’s representations and warranties are true and correct;

E. Executed Lease Agreements described in Paragraph three.

F. A bill of sale for Seller’s Personal Property.

G. Evidence of termination of contracts affecting the Property which Seller and Purchaser have mutually agreed to terminate.

H. Such other documents, including a signed Closing Statement as are necessary and appropriate for the consummation of this transaction by Seller.

9. Purchaser’s Closing Deliveries. At Closing, Purchaser shall deliver to the Title Company for disbursement to Seller, the Purchase Price adjusted by the Deposit and other credits and debits as set forth on the Closing Statement(s) to be prepared by Title Company, resolutions authorizing the purchase and leasing of the Property, a Certificate certifying that all of Purchaser’s representations and warranties are true and correct, and such other documents, including a signed Closing Statement(s), as are necessary and appropriate for the consummation of this transaction by Purchaser.

10. Closing Costs and Prorations. Seller shall be responsible for the following costs relating to each Closing: (i) all transfer taxes, documentary stamp taxes or other conveyance taxes of any kind assessed in connection with the Closing, (ii) one half ( 1/2) of Title Company’s closing fee in connection with the Closing, and (iii) the Seller will also pay such other costs and expenses that are customarily paid by Seller in the market in which the Parcel is located. Purchaser shall be responsible for the following costs relating to each Closing: (i) all recording costs for recordation of the deed, (ii) the cost of any endorsements required to be issued by Purchaser with the Title Policy; (iii) one half ( 1/2) of Title Company’s closing fee in connection with the Closing; (iv) the title insurance premium; and (v) all costs and expenses associated with the Purchaser’s inspections conducted pursuant to this Agreement. The amount of the Deposit and all interest shall be credited against the Purchase Price. Purchaser shall allocate the Deposit among the Parcels in its discretion, which allocation shall be included in the Allocation Schedule described in Section 2 above. Seller shall be responsible for and pay all past due taxes at or prior to Closing and for all future taxes and assessments coming due under the Lease Agreements during the Lease term that are applicable to the Leased Premises. All bills for utility service or other expenses associated with the Property that are Seller’s responsibility shall be paid prior to Closing and Seller shall, pursuant to the Lease Agreements continue to pay those utilities for the Leased Premises. To the extent appropriate for the adjustment of the foregoing amounts to achieve the requirements of this Section, the terms of this Section shall survive Closing.

11. Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser, which representations and warranties shall survive Closing, that as to each Parcel as of the date hereof, and on the date of Closing that:

A. Seller has the right, power and authority to enter into this Agreement and to sell the Property in accordance with the terms hereof. Seller has the right, power, and authority to enter into all of the agreements, assignments, and other documents contemplated by this Agreement. The individuals signing this Agreement and all other documents executed or to be executed pursuant hereto on behalf of Seller are and shall be duly authorized to sign the same on Seller’s behalf and to bind Seller thereto.

B. To the best of Seller’s knowledge and belief, Seller has received no notice and has no knowledge of any pending, or threatened taking or condemnation of the Property or any portion thereof.

C. There are no leases, licenses, subleases, agreements, rights of first refusal, rights of first offer, options or other instruments or agreements in effect with respect to the Property or any portion thereof to which Seller is a party.

D. With the exception of any disclosed service agreements, there are no agreements, obligations, or other rights of third parties against the Property or any portion thereof.

E. To the best of Seller’s knowledge and belief, there are no persons or entities claiming a right to possession of the Property or any portion thereof other than Seller.

F. To the best of Seller’s knowledge and belief, the Seller has good and marketable fee simple title to the Property, free and clear of any and all liens and other encumbrances other than any exceptions to title approved by Purchaser in its sole discretion.

G. The execution and delivery of, and the performance of all obligations under this Agreement by Seller do not and will not require any consent or approval of any person or entity, and do not and will not result in a breach of any agreement or instrument to which Seller is a party.

H. Within the past twenty-four months, to the best of Seller’s knowledge and belief, with the exception of the environmental issues with respect to the 235 Great Pond Drive Parcel, it has not received any written notice of, existing violations on the Property or any portion thereof of any zoning, building, fire, health, pollution, environmental protection, hazardous or toxic substance or waste disposal law or ordinance.

I. To the best of Seller’s knowledge and belief, there is no litigation, proceeding or investigation pending or, to Seller’s knowledge, threatened against or involving Seller, Property or any portion of the Property, and Seller does not know or have reason to know of any grounds for any such litigation, proceeding or investigation, which could have an adverse impact on Purchaser, the Seller or the Seller’s title to or use of the Property or any portion thereof, either before or after Closing.

J. To the best of Seller’s knowledge and belief, there are no current zoning, use, or code violations with respect to the 1 and 10 Targeting Centre Parcel.

K. To the best of Seller’s knowledge and belief, with the exception of the Property Reports that have been delivered to Purchaser, there are no reports, studies, appraisals, engineering reports, correspondence, agreements with governmental authorities, wetland studies or reports, flood plain studies, service agreements, or reports and/or other written information related to the Property or any portion thereof of which Seller is aware or that are in Seller’s possession or control. To the best of Seller’s knowledge, the Property Reports are accurate and correct in all material respects.

All references in this Agreement to Seller’s “knowledge and belief” or words of similar import, are limited to the current, actual knowledge of Kristine Roland, the Seller’s property manager and Bill Blackmer, the Seller’s Senior Vice President of Strategic Sourcing. Seller represents and warrants that Kristine Roland and Bill Blackmer are the persons responsible for keeping and maintaining all property records, and both persons have knowledge of the Property and have made due inquiry and review of all of the Property Reports.

Notwithstanding the foregoing provisions of this Paragraph 11, if during the course of the Investigation Period, Purchaser’s representatives Rich MacDonald (Chief Operating Officer) James Pollock (Corporate Counsel), Andy Wenzel (Director of Development) or Ron Ludwa (Director of

Facilities) obtain information from any reports, documents, test results or other written materials or other information provided to Purchaser by Purchaser’s consultants, by Seller or any other party, that contain information that contradict Seller’s representations or warranties contained in Section 11 B, E, F, H, I, J and K and if Purchaser thereafter consummates the Closing, Purchaser shall be deemed to have accepted such variant facts and circumstances and Seller’s representations and warranties shall be deemed excised, or modified, to comport with such variant facts and circumstances.

In addition to the Indemnification remedies set forth herein, if prior to the Closing, Purchaser shall discover that any of Seller’s representations and warranties are incorrect such as to have a material effect on value of the Property, Purchaser, at its option, shall have the right to terminate this Agreement by giving written notice to Seller with no liability on its part and recover from Seller all reasonable costs and expenses necessarily incurred and actually paid by Purchaser as a result of Seller’s breach of such representations and warranties and shall receive from Seller a refund of the Deposit.

12. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller, which representations and warranties shall survive Closing, that as of the date hereof, and on the date of Closing:

A. Purchaser has the full power and authority to execute, deliver and perform this Agreement and all of Purchaser’s obligations under this Agreement; and

B. The individuals signing this Agreement and all other documents executed or to be executed pursuant hereto on behalf of Purchaser are and shall be duly authorized to sign the same on Purchaser’s behalf and to bind Purchaser thereto.

13. Environmental Matters

A. Definitions

1. “Environmental Laws” means all federal, state and local statutes, regulations, ordinances, rules, regulations and policies, all court orders and decrees and arbitration awards, and the common law, which pertain to protection of the environment, environmental matters or contamination of any type whatsoever. Environmental Laws are all laws relating to: manufacture, processing, use, distribution, treatment, storage, disposal, generation or transportation of Hazardous Materials; air, surface or ground water or noise pollution; Releases; protection of wildlife, endangered species, wetlands or natural resources; Containers; health and safety of employees and other persons; and notification requirements relating to the foregoing; including, without limiting the generality of the foregoing, any of the following: the Clean Air Act, 42 U.S.C. 7401 et seq.; Clean Water Act, 33 U.S.C. 1251 et seq.; the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. 9601 et seq. (“CERCLA”); the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. (“RCRA”); and the Connecticut General Statutes; as any of them may be or have been amended from time to time, together with all regulations promulgated thereunder. In the event any Environmental Law is amended to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment.

2. “Hazardous Materials” means:

a. pollutants, contaminants, pesticides, radioactive substances, solid wastes or hazardous or extremely hazardous, special, dangerous or toxic wastes, substances,

chemicals or materials within the meaning of any Environmental Law, including without limitation any (A) “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et. seq., as amended and reauthorized (“CERCLA”), and (B) any “hazardous waste” as defined in the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C., Sec. 6902 et. seq. and all amendments thereto and reauthorizations thereof;

b. even if not prohibited, limited or regulated by Environmental Laws, all pollutants, contaminants, hazardous, dangerous or toxic chemical materials, wastes or any other substances, including without limitation, any industrial process or pollution control waste (whether or not hazardous within the meaning of RCRA) which could pose a hazard to the environment or the health and safety of any person, or impair the use or value of any portion of the Property; and

c. solid waste (as defined in Section 1004 of RCRA or Title 22a); oil or petroleum products, chemical liquids or solid, liquid, or gaseous products (as those terms are used in Title 22a); asbestos; polychlorinated biphenyls (“PCBs”); explosives; radioactive materials; or any other substance determined by any agency with jurisdiction to pose a present or potential hazard to human health or environment.

B. “Release” means (i) any spill, discharge, leak, emission, escape, injection, dumping, or other release or threatened release of any Hazardous Materials into the environment, whether or not notification or reporting to any governmental agency was or is, required, including without limitation any Release which is subject to CERCLA, or (ii) a “spill” as defined in Section 22a-452c of the Connecticut General Statutes. In the event of any conflict in meanings “Release” shall be given its broadest meaning.

C. “Environmental Conditions” shall mean those Releases of Hazardous Materials at, upon, under or emanating from the Premises.

D. “Remedial Actions” shall mean and refer to those investigations, assessments, evaluations, monitoring, removal, remediation and related activities currently being conducted and to be conducted in connection with the Environmental Conditions in order to achieve compliance with the applicable provisions of Connecticut General Statutes § 22a-134 et seq. (the “Transfer Act”) and Connecticut General Statutes § 22a-l33k and the Remediation Standard Regulations, (the “RSRs”), including any post-closing remedial actions necessary to achieve compliance with the provisions of the Transfer Act.

E. Environmental Representations

1. Purchaser hereby acknowledges that the Seller has made no representation or warranty, express or implied, with respect to the environmental conditions at the Property.

2. Purchaser agrees and represents to the Seller that they have the opportunity to fully examine and inspect the Premises and improvements thereon with all due diligence.

3. Seller represents that it provided Purchaser with the environmental reports in its possession describing the Existing Environmental Conditions at the Property, including, specifically the following:

a. Transfer Act filing for 235 Great Pond Drive, Windsor, Connecticut dated March 12, 2007 with attached Transfer of Establishment – Form III, environmental condition Assessment Form, and “Report on ASTM Phase I Environmental Site Assessment and Limited Environmental Testing, Proposed Advo Industrial Facility, Bloomfield, Windsor, Connecticut” dated June 2003.

b. “Phase I Environmental Site Assessment for Property Located at 1 and 10 Univac Lane, Windsor, Connecticut,” dated January 1995.

4. Purchaser acknowledges that it has received the environmental reports describing the Environmental Condition of the Property.

5. Seller makes no representation or warranty with respect to the accuracy or completeness of any information or materials furnished to or obtained by Purchaser in connection with this Agreement or the Property, except that Seller represents that, to the best of its knowledge, the environmental reports describe and summarize the Existing Environmental Condition of the Property and Seller does not have actual knowledge of environmental conditions, other than the Existing Environmental Conditions, which may adversely affect the Property. Purchaser acknowledges and agrees that any information provided or made available by Seller to Purchaser is provided “as is” as a convenience only, and that any reliance on or use of such information shall be at the sole risk of Purchaser.

6. Seller acknowledges, and Purchaser is aware that 235 Great Pond meets the definition of an “establishment” under the Connecticut Property Transfer Act (“Transfer Act”). Connecticut General Statutes § 22a-134 et seq. and that the sale of the Premises will constitute a “transfer of an establishment” under the Transfer Act, triggering an obligation to file certain Transfer Act forms with the Connecticut Department of Environmental Protection (“DEP”).

7. Purchaser agrees to purchase the Property “AS-IS” with regard to Environmental Conditions, except as otherwise provided herein and subject to Seller’s undertaking of environmental remediation required under this Agreement (and applicable laws) and the Lease Agreements.

F. Parties’ Obligations and Indemnification

1. Remediation Obligation. With regard to 235 Great Pond, Seller agrees to (i) prepare all appropriate Transfer Act forms, including an Environmental Condition Assessment Form; (ii) pay the Transfer Act filing fee of $3,000 (iii) implement and complete the Remedial Actions necessary to address Environmental Conditions; (iv) sign a Transfer Act Form III or Form IV as the “certifying party” as defined by the Transfer Act and shall assume all responsibilities for complying with the Transfer Act, including paying any fees required (and to the extent applicable) at the conclusion of any required remediation of the Existing Environmental Conditions; and (v) prepare the documents and pay the fees and related costs associated with the preparation and implementation of any Environmental Land Use Restrictions, as defined in the RSRs, necessary to address the Existing Environmental Condition. Seller’s obligations to complete the Remedial Actions of the Existing Environmental Conditions hereunder shall be satisfied upon either (i) the filing of a Licensed Environmental Professional’s “verification”, as defined in the Transfer Act, and as authorized by the DEP or (ii) a written approval of the Remedial Actions from the DEP, if DEP retains oversight of the Remedial Actions. Exclusive of any and all remediation costs and obligations of Seller as the “certifying party”, as detailed above.

With regard to 1 Targeting Centre and 10 Targeting Centre, Purchaser shall be responsible for the costs of preparing Phase I or Phase II environmental site assessments. Seller, along with Purchaser shall, during the Investigation Period defined in Section 5 of this Agreement, consult with its environmental professional to determine whether said Parcels are “establishments” as defined in the Transfer Act. In making such determination, the parties shall be entitled to rely on the Phase I and Phase II environmental site assessments performed by the Purchaser. Seller shall inform Purchaser of its determination as soon as commercially practicable. In the event that the Parcels are “establishments,” Seller and Purchaser shall have the same Remediation Obligations for 1 Targeting Centre and 10 Targeting Centre as for 235 Great Pond, as described herein.

Seller and Purchaser further acknowledge and agree that Seller’s obligations under the Transfer Act as the “certifying party” for the 235 Great Pond Parcel, as well as the 1 Target Centre and 10 Targeting Centre Parcels, to the extent they are deemed “establishments” shall remain for the Term of the Lease Agreement (and for any further period required to complete remediation on the Property) as they are defined in Section Three (3) above and thereafter, upon the Expiration Date of the Term of the Lease, Purchaser shall become responsible for fulfilling any obligations that the Seller may have as the “certifying party”, except to the extent such ongoing remediation obligations existing at the end of the Lease term are caused by Tenant’s use of the Property.

2. Access. Seller agrees to agree to provide Purchaser, Purchaser’s environmental consultants, agents, representatives or contractors with unfettered access to the Property to allow Purchaser to fulfill its obligations to complete the Remedial Actions. Such access will allow Seller to collect soil and groundwater samples, undertake investigations, install or repair monitoring wells, perform surveys and complete any and all activities related to the Remedial Actions. Purchaser agrees that Purchaser shall exercise reasonable efforts to coordinate the Remedial Actions with Seller to avoid unreasonable interference with Seller’s use of the Property as a Tenant.

G. Environmental Land Use Restriction

1. Purchaser agrees that the Seller may utilize Environmental Land Use Restrictions (“ELURs”) on the Property either pre- or post-closing. The following ELURs may be implemented in accordance with the RSRs:

a. That the use of the areas of the Property which are or may in the future be impacted by the Environmental Conditions shall be restricted to industrial or commercial activity.

b. That the groundwater at and under the Property may not be utilized for drinking water purposes, and excluding irrigation purposes, for any other purposes which could expose persons to the risk of exposure to contaminants.

c. That the specified soils and subsurface strata shall not be disturbed unless (i) the DEP is notified in advance and gives its approval for such disturbance and (ii) appropriate health and safety measures are implemented for the protection of workers and any other persons who may be subject to exposure in the event of such authorized disturbance.

d. If Seller elects to utilize one or more of the ELURs specified above after the closing, Purchaser covenants and agrees to duly execute one or more Declarations of Environmental Land Use Restriction and Grant of Easement in such form, and together with such other documentation, as shall then be required under Connecticut General Statutes Section 22a-133o (b) and Regulations of Connecticut State Agencies Section 22a-l33q-l(h), or may hereafter or other applicable law and regulation and/or policy, practice, procedure or guidance adopted by DEP and/or any other governmental authority having jurisdiction so as to impose, evidence and effect the ELUR(s), provided that Seller shall bear the sole costs of preparing, processing and recording any such document(s). Purchaser agrees not to unreasonably refuse or fail to execute and deliver the said documents imposing, evidencing and affecting the proposed ELUR.

e. Any future ELURs that Seller seek to have implemented in accordance with the RSRs shall require Purchaser’s written consent, which shall not be unreasonably withheld.

H. All ELURs proposed for the Property shall be no greater in scope than required to comply with the RSRs and any other applicable requirements of the Transfer Act.

I. In addition to the foregoing, Purchaser covenants and agrees, on behalf of itself and its successors and assigns, including its successors in title, that it will:

1. Require that any party which places a lien or other encumbrance on the Property with Purchaser’s consent or acquiescence, including, without limitation, any mortgage lender, to include a provision in the document creating or evidencing the lien or other encumbrance which explicitly subjects and subordinates the lien or other encumbrance to any ELUR contained in Section l3(G)(a-c, e), which may be imposed on the Property.

2. Include in every lease, license or other agreement for the use and occupancy of the Property (a “lease”) a specific agreement by the lessee that the lease shall be subject and subordinate to, and that the lessee shall duly comply with, the terms of any ELUR contained in Section l3(G)(a-c, e), which may be imposed on the Property pursuant to the provisions of this Section.

3. Require the lienor, the holder of the encumbrance or the lessee, as the case may be, also to agree in writing to execute documents confirming the subjection and subordination of the lien, other encumbrance or lease, as appropriate, to the terms of such ELURS, in such form as may be required by applicable law and regulation and/or policy, practice, procedure or guidance adopted by DEP and/or any other governmental authority having jurisdiction.

4. Purchaser and Seller agree that proper due notice of Sections l3.G., l3.H. and 13.I. shall be recorded as part of or along with the Deed with the Town of Windsor and/or Bloomfield Land Records so as to put all parties who may be subject to or otherwise affected by Section 13.G., 13.H. and 13.I., including, without limitation, all successors in title to the Property, on notice of the provisions hereof.

14. Indemnification.

A. Seller agrees to indemnify and hold Purchaser harmless from and against any and all liabilities, claims, demands, and expenses, of any kind or nature, including but not limited to, all expenses related thereto, including, without limitation, court costs and attorney’s fees for matters arising from or related to the inaccuracy or breach of any of Seller’s representations and warranties, and any matter arising from Seller’s period of ownership including without limitation any and all damages that has or may arise from any matter relating to the environmental condition of the Property or any portion thereof.

B. Purchaser agrees to indemnify and hold Seller harmless from and against any and all liabilities, claims, demands, and expenses, of any kind or nature, including but not limited to, all expenses related thereto, including, without limitation, court costs and attorney’s fees for matters arising from or related to the inaccuracy or breach of any of Purchaser’s representations and warranties.

C. In the event either party hereto receives notice of a claim or demand for which the other party may be entitled to indemnification pursuant to this Section, such party shall promptly give notice thereof to the other party. The indemnifying party shall immediately take such measures as may be reasonably required to properly and effectively defend such claim, and may defend same with counsel of its own choosing and approved by the other party (which approval shall not be unreasonably withheld or delayed). In the event the indemnifying party refuses to defend such claim or fails to properly and effectively defend such claim, then the other party may defend such claim with counsel of its own choosing at the expense of the indemnifying party. In such event, the indemnified party may settle such claim without the consent of the indemnifying party. It is expressly stipulated, covenanted, and agreed that the provisions of this Section shall survive the Closing.

15. Use of the Property. Seller warrants and covenants that it shall not, without Purchaser’s written consent, (i) grant, convey or enter, any easement, lease, license or other legal or beneficial interest in or to the Property or any portion thereof, (ii) enter into any contract, service contract (with respect to the 10 Targeting Centre only), option agreement to transfer, convey or encumber the Property or any portion thereof, or (iii) materially change the physical condition of the Property or any portion thereof or, except as otherwise provided herein, allow a material change in the physical condition of the Property or any portion thereof to occur. Seller further warrants that, upon receipt of any knowledge or notice of any threatened or pending (i) condemnation, (ii) action in lieu of condemnation, (iii) zoning change, (iv) assessment, (v) lien, (vi) claim, (vii) encumbrance, or (viii) similar matter that may affect the Property or any portion thereof, its operation or development, Seller shall promptly notify Purchaser in writing thereof. If prior to the Closing, Purchaser shall discover that any of Seller’s representations and warranties contained herein are incorrect, or that Seller has breached its covenants hereunder such as to materially affect the value of the Property, Purchaser, at its option, shall have the right to terminate this Agreement by giving written notice to Seller with no liability on its part and recover from Seller all reasonable costs and expenses necessarily incurred and actually paid by Purchaser as a result of Seller’s breach of such representations, warranties or covenants and shall receive from Seller a refund of the Deposit.

16. Condemnation; Casualty. Purchaser and Seller shall each have the right to terminate this Agreement if any material part of the Property is destroyed without fault of Purchaser or any part of the Property is taken or is threatened to be taken by eminent domain. Purchaser shall give written notice of

Purchaser’s election to terminate this Agreement within ten (10) business days after Purchaser receives written notice from Seller of any such damage or threatened condemnation. In the event of such a termination by Purchaser, Title Company or Seller shall immediately refund to Purchaser the Deposit and the rights and obligations of the parties hereunder shall terminate.

17. Default and Remedies.

A. Purchaser’s Default; Seller’s Remedy. If the Purchaser fails to deliver the Termination Notice prior to the expiration of the Investigation Period or pursuant to another right to terminate this Agreement and fails to close on the purchase of the Property, due to Purchaser’s material default under the Agreement, and provided that the Seller is not otherwise in material default of this Agreement, then Seller shall be entitled, to the full amount of the Deposit, as liquidated damages, as Seller’s sole and exclusive remedy, and upon payment to Seller of such amount, this Agreement and all rights and obligations of the parties shall terminate. The parties agree that it would be impracticable and extremely difficult to ascertain the actual damages suffered by Seller as a result of Purchaser’s failure to complete the purchase of the Property and that under the circumstances existing as of the date of this Agreement, the liquidated damages provided for in this Section represents a reasonable estimate of the damages which Seller will incur as a result of such failure. The parties acknowledge that the payment of such liquidated damages is not intended as a forfeiture or penalty but is intended to constitute liquidated damages to Seller.

B. Seller’s Default; Purchaser’s Remedies. In the event Seller fails to timely perform any material act, or provide any material document or information required to be provided by Seller, or in the event any Representation and Warranty made by Seller pursuant to this Agreement is untrue when made, then Purchaser shall be entitled to either (i) terminate this Agreement and receive a refund of the Deposit and recover its out-of-pocket costs during the Investigation Period up to $50,000.00; or (ii) seek specific performance of this Agreement.

18. Attorneys’ Fees. The prevailing party in any legal proceeding brought under or with relation to this Agreement or transaction shall be entitled to recover court costs, reasonable attorneys’ fees, and all other litigation expenses from the non-prevailing party.

19. Sale and Assignment of Agreement. Purchaser may assign all or a portion of its rights and obligations under this Agreement to any person, persons, entity or entities upon terms and conditions determined by Purchaser in its sole discretion, provided the members of SIRO Management LLC or affiliates thereof is a principal of such assignee. Such assignment(s) may be as to the entire Property, individual Parcels, subdivided portions of Parcels and/or undivided tenancy in common interests in any of the foregoing. The parties agree that, to the extent reasonable and appropriate, separate purchase and sale agreements which shall in the aggregate provide the same financial benefit to Seller as this Agreement may be entered to supersede and replace, in whole or in part, this Agreement in the event Purchaser exercises its rights hereunder; provided however, that any such new agreements will contain substantially the same material terms and conditions, be cross defaulted, and will provide for a simultaneous closing on all agreements relating to the Property. Upon delivery of written notice to Seller and Title Company together with a copy of such assignment(s), Purchaser shall be forever released and discharged from any and all obligations under this Agreement, to the extent assigned, and Purchaser’s assignee shall be entitled and subject to all rights and obligations set forth in this Agreement, to the extent assigned.

20. Exchange. Either party shall have the right, at its option, to consummate the transactions contemplated in this Agreement pursuant to a transaction that is structured to qualify as a like-kind exchange of property within the meaning of §1031 of the Internal Revenue Code of 1986, as amended, including what is known as a “reverse” like kind exchange. The parties agree to cooperate with one another in effecting a qualifying like-kind exchange through a trust or other means as determined by the party that requests that the transaction be effected through a qualifying like-kind exchange; provided, however, that the party desiring such treatment, shall bear all additional transaction costs and all reasonable costs and expenses incurred by the other party that are attributable to the closing of a qualifying exchange.

21. Marketing for Sale. Upon execution of this Agreement, Seller shall discontinue all marketing of the Property for sale. Seller further agrees that Seller shall not engage in any negotiations related to any other offers or back-up offers to purchase the Property or any portion thereof. Under no circumstances shall Seller accept any back-up offers related to the Property or any portion thereof. Seller acknowledges that Purchaser intends to market and promote the lease or sale or use of the 10 Targeting Centre building the period that precedes Closing of this Agreement. Seller agrees to accommodate such marketing and promotion of the Property by Purchaser and shall reasonably cooperate with Purchaser’s showings and reasonable requests related to the Property.

22. Further Assurances. The parties each agree to execute, acknowledge, deliver and do all such further acts, instruments and assurances, and to take all such further action before or after the closing as shall be necessary or desirable to fully early out this Agreement and to fully consummate and effect the transactions, rights and obligations set forth herein and contemplated hereby, including entering separate purchase and sale agreements as contemplated in Section 18 above. Such assurances shall also include working together in good faith and cooperating, both prior to and after closing, with regard to achieving the prorations contemplated hereby. This provision shall survive closing.

23. Miscellaneous.

A. TIME IS OF THE ESSENCE OF THIS AGREEMENT.

B. This Agreement shall be governed by and construed under the laws of the state in which the Property is located. Venue for all legal actions shall be in the Federal Courts within Kalamazoo County, Michigan.

C. This Agreement may be executed in several counterparts (with facsimile signatures having the same force and effect as originals), each of which shall be deemed an original and all of which counterparts together shall constitute one and the same instrument.

D. The parties agree that neither shall be responsible for payment of any brokers’ commissions or any other fees to any agent of the other party as a result of entering this Agreement and each party shall indemnify and defend the other party against such liability.

E. Should any provision of this Agreement require judicial interpretation, it is agreed that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agent prepared the same, it being agreed that the agents of all parties have participated in the preparation hereof.

F. This Agreement supersedes all prior discussions and agreements between Seller and Purchaser with respect to the conveyance of the Property and all other matters contained herein and constitutes the sole and entire agreement between Seller and Purchaser with respect thereto. This Agreement may not be modified or amended unless such amendment is set forth in writing and signed by both Seller and Purchaser.

G. All notices, payments, demands or requests required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been properly given or served and shall be effective upon personal delivery, or upon the second (2nd) business day after being deposited in the United States mail, postpaid and registered or certified with return receipt requested; or when sent by private courier service for same-day delivery or one day after being sent by private courier service for next-day/overnight delivery. The time period in which a response to any notice, demand, or request must be given shall commence on the date of receipt by the addressee thereof. Rejection or other refusal to accept delivery or inability to deliver because of changed address, of which no notice has been given, shall constitute receipt of the notice, demand, or request sent. Any such notice, demand, or request shall be sent to the respective addresses set forth below:

To Seller:	VALASSIS DIRECT MAIL, INC.
Ann: David J. Hennessey, Esq.
1 Targeting Center
Windsor, CT 06095
Tel: 860-285-6127
Fax: (860) 285-6230
djhennes@valassis.com

To Purchaser:	Rich MacDonald
As Agent for Purchaser
750 Trade Centre Way, Suite 100
Kalamazoo, Ml 49002
(269) 342-8600
Fax: (269) 342-1949
richm@hinmancompany.com

and

W. Sidney Smith
108 South University, Suite Six
Mt. Pleasant, Ml 48858
(989) 773-6988
Fax: (989)773-3856
wsidneysmith@msn.com

and

Stacia Feinberg
108 S. University, Suite Six
Mt. Pleasant, MI 48858
(312)498-4322
fax: (989)773-3856
Stacia@originre.com

H. This Agreement shall inure to the benefit of and bind the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

I. Valassis Communications, Inc. here agrees to execute the following Guaranty made on the Effective Date of this Agreement by Valassis Communications, Inc. (“Guarantor”) as to this Agreement and the Lease Agreements as follows:

Guarantor, with full knowledge of Purchaser’s reliance on this Guaranty, and in consideration of the execution of this Agreement, does unconditionally guarantees the full, faithful, and timely performance by Seller of all of the covenants and obligations of Seller to this Agreement and the Lease Agreements in favor of Purchaser, including Purchaser’s successors, administrators, personal representatives, and assigns.

This Guaranty shall survive Closing and be a continuing guaranty through the term of the Lease Agreements. The liability of Guarantor shall be direct and not conditional or contingent on the pursuit of any remedies made against Seller.

The undersigned has caused this Guaranty to be executed on the date set forth below.

J. If any date of performance hereunder falls on a Saturday, Sunday or legal holiday, such date of performance shall be deferred to the next day which is not a Saturday, Sunday or legal holiday.

K. In case one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions hereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provision is severed and deleted from this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date last written below (the “Effective Date”).

Purchaser:

SIRO II, L.L.C., a Michigan limited liability company

By:	/s/ W. Sidney Smith
W. Sidney Smith
Its:	Member

By:	/s/ Roger E. Hinman
Roger E. Hinman
Its:	Member

By:	/s/ Stacia S. Feinberg
Stacia S. Feinberg
Its:	Member

Seller: VALASSIS DIRECT MAIL, INC.

By:	/s/ Steven Mitzel

Print Name:	Steven Mitzel

Its:	Chief Financial Officer

Date:	March 19, 2008

Guarantor: VALASSIS COMMUNICATIONS, INC.

By:	/s/ Todd L. Wiseley

Print Name:	Todd L. Wiseley

Its:	Secretary

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS FIRST AMENDMENT PURCHASE AND SALE AGREEMENT (the “First Amendment”) is entered into by and between VALASSIS DIRECT MAIL, INC., (“Seller”), a Delaware Corporation and SIRO II, L.L.C., a Michigan Limited Liability Company (“Purchaser”) as follows:

Background

Purchaser and Seller are parties to that certain Purchase and Sale Agreement dated March 19, 2008 (the “Purchase Agreement”), pursuant to which Seller has agreed to sell to Purchaser, and Purchaser has agreed to purchase from Seller, those Parcels of real estate commonly known as 1 Targeting Centre, Windsor Connecticut, 06095, 10 Targeting Centre, Windsor Connecticut, 06095 and 235 Great Pond Drive, Windsor Connecticut, 06095, and which shall include, without limitation, all improvements and buildings, as more particularly described in the Purchase Agreement, (collectively, the “Property”). The parties now wish to amend the Purchase Agreement as follows:

Amendment

IN CONSIDERATION OF THE MUTUAL COVENANTS AND CONSIDERATION SET FORTH IN THE PURCHASE AGREEMENT, THE PARTIES AGREE TO AMEND THE PURCHASE AGREEMENT AS FOLLOWS:

1. Property. Seller and Purchaser agree that the first Section of the Purchase Agreement shall be amended to include the following Parcels as part of the Purchase Agreement: (i) That parcel of land, situated in the Town of Windsor, County of Hartford and State of Connecticut, situated on the southerly side of S.R. 305, Bloomfield Avenue, containing 19,102 square feet, more or less, further described in the attached First Amendment Exhibit A; (ii) That parcel of land, situated in the Town of Windsor, County of Hartford and State of Connecticut, situated on the southerly side of S.R. 305, Bloomfield Avenue, containing 14,410 square feet, more or less, and further described in the attached First Amendment Exhibit A; and (iii) That certain parcel of land, triangular in shape, situated in the Town of Windsor, County of Hartford and State of Connecticut situated on the southwesterly side of CT. RTE 305 – Bloomfield Avenue (East Bound) containing 6,084 square feet, more or less, and further described in the attached First Amendment Exhibit A.

2. Liens and Security Interests. As revealed in Purchaser’s Commitment for title insurance for the Property, there presently exists the following “Liens” on the Property:

A. Open-End Mortgage Deed, Security Agreement, Assignment of Leases and Rents and Fixture Filing in favor of Bear Stearns Corporate Lending Inc., as Administrative Agent in the amount of $12,302,000.00 dated as of March 2, 2007 and recorded in Volume 1589, Page 540 of the Windsor Land Records (“WLR”), and Volume 1403, Page 20 of the Bloomfield Land Records (“BLR”).

B. UCC-1 Financing Statement in favor of Bear Stearns Corporate Lending Inc. recorded March 14, 2007 in Volume 1589, Page 847 of the WLR, and Volume 1403, Page 327 of the BLR.

C. Open-End Mortgage Deed, Security Agreement, Assignment of Leases and Rents and Fixture Filing in favor of Bear Stearns Corporate Lending Inc., as Administrative Agent in the amount of $10,174,000.00 dated as of March 2, 2007 and recorded in Volume 1590, Page 1 of the Windsor Land Records (“WLR”).

D. UCC-l Financing Statement in favor of Bear Stearns Corporate Lending Inc. recorded March 14, 2007 in Volume 1590, Page 306 of the WLR.

E. Effect of Mechanic’s Lien in favor of K-Man Glass Corp. in the amount of $64,041.64 dated November 14, 2003 and recorded in Volume 1422, Page 763 of the WLR.

Buyer and Seller agree that the foregoing Liens shall not breach Seller’s warranty under section 11, paragraph f, of the Purchase Agreement, provided the Liens are released as of the Closing Date. Evidence of the release of said Liens shall be a Seller Closing Delivery pursuant to Paragraph Eight of the Purchase Agreement.

3. Miscellaneous. In the event of a conflict or inconsistency between this First Amendment and any other terms of the Purchase Agreement, the terms of this First Amendment shall govern. Except as amended herein, all other terms of the Purchase Agreement shall continue in full force and effect. The terms of this First Amendment may only be modified by a writing executed by both parties. This First Amendment may be executed in multiple counterparts. Facsimile or pdf signature copies of this First Amendment shall be enforceable and of the same effect as original signatures. The Background set forth above is, by this reference, incorporated into the text of this First Amendment as if fully set forth herein. All times set forth herein shall be based on the time zone in which Kalamazoo, Michigan is located. Initially capitalized terms used but not defined in this First Amendment, but defined in the Purchase Agreement, shall have the meanings given to them in the Purchase Agreement.

IN WITNESS WHEREOF this Amendment is executed effective as of May 14, 2008. (the “Effective Date”).

Purchaser:

SIRO II, L.L.C.,
a Michigan limited liability company

By:	/s/ W. Sidney Smith
W. Sidney Smith
Its:	Member

By:	/s/ Roger E. Hinman
Roger E. Hinman
Its:	Member

By:	/s/ Stacia S. Feinberg
Stacia S. Feinberg
Its:	Member

Seller: VALASSIS DIRECT MAIL, INC.

By:	/s/ Steven Mitzel

Print Name:	Steven Mitzel

Its:	Chief Financial Officer

SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS SECOND AMENDMENT PURCHASE AND SALE AGREEMENT (the “Second Amendment”) is entered into by and between VALASSIS DIRECT MAIL, INC., (“Seller”), a Delaware Corporation and SIRO II, L.L.C., a Michigan Limited Liability Company (“Purchaser”) as follows:

Background

Purchaser and Seller are parties to that certain Purchase and Sale Agreement dated March 19, 2008 (the “Purchase Agreement”), pursuant to which Seller has agreed to sell to Purchaser, and Purchaser has agreed to purchase from Seller, those Parcels of real estate commonly known as 1 Targeting Centre, Windsor Connecticut, 06095, 10 Targeting Centre, Windsor Connecticut, 06095 and 235 Great Pond Drive, Windsor Connecticut, 06095, and which shall include, without limitation, all improvements and buildings, as more particularly described in the Purchase Agreement, (collectively, the “Property”). On May 14, 2008, the parties executed the First Amendment to the Purchase and Sale Agreement whereby additional parcels generally located along Bloomfield Avenue in the Town of Windsor Connecticut (and as further described on First Amendment Exhibit A) were added as part of the Property and Seller agreed to satisfy or release certain liens held against the Property through the use of sale proceeds at Closing.

The parties now wish to amend the Purchase Agreement as follows:

Amendment

IN CONSIDERATION OF THE MUTUAL COVENANTS AND CONSIDERATION SET FORTH IN THE PURCHASE AGREEMENT, THE PARTIES AGREE TO AMEND THE PURCHASE AGREEMENT AS FOLLOWS:

1. Purchase Price. The parties agree to amend the Purchase Price allocation as follows: a) $11,558,523.65 for the 1 Targeting Centre Parcel; b) $3,338,197.85 for the 10 Targeting Centre Parcel; (b) $14,332,044.50 for the 235 Great Pond Drive Parcel.

2. Miscellaneous. In the event of a conflict or inconsistency between this Second Amendment and any other terms of the Purchase Agreement, the terms of this Second Amendment shall govern. Except as amended herein, all other terms of the Purchase Agreement shall continue in full force and effect. The terms of this Second Amendment may only be modified by a writing executed by both parties. This Second Amendment may be executed in multiple counterparts. Facsimile or pdf signature copies of this First Amendment shall be enforceable and of the same effect as original signatures. The Background set forth above is, by this reference, incorporated into the text of this Second Amendment as if fully set forth herein. All times set forth herein shall be based on the time zone in which Kalamazoo, Michigan is located. Initially capitalized terms used but not defined in this Second Amendment, but defined in the Purchase Agreement, shall have the meanings given to them in the Purchase Agreement.

[Signature Page Below.]

IN WITNESS WHEREOF this Amendment is executed effective as of June 10, 2008. (the “Effective Date”).

Purchaser:

SIRO II, L.L.C.,
a Michigan limited liability company

By:	/s/ W. Sidney Smith

Print Name:	W. Sidney Smith

Its:	Member

By:	/s/ Roger E. Hinman
Roger E. Hinman
Its:	Member

By:	/s/ Stacia S. Feinberg
Stacia S. Feinberg
Its:	Member

Seller: VALASSIS DIRECT MAIL, INC.

By:	/s/ Steven Mitzel

Print Name:	Steven Mitzel

Its:	Chief Financial Officer